Filed Pursuant to Rule 433

Dated October 3, 2016

Registration Statement No. 333-207672

Relating to

Preliminary Prospectus Supplement Dated October 3, 2016 to

Prospectus Dated October 29, 2015

Xylem Inc.

Pricing Term Sheet

October 3, 2016

$500,000,000 3.250% Senior Notes due 2026

Issuer:	Xylem Inc.

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security Description:	3.250% Senior Notes due 2026

Offering Format:	SEC Registered

Principal Amount:	$500,000,000

Trade Date:	October 3, 2016

Settlement Date**:	October 11, 2016 (T+5)

Interest Payment Dates:	May 1 and November 1 of each year, commencing May 1, 2017

Maturity Date:	November 1, 2026

Coupon:	3.250%

Public Offering Price:	99.794% of the principal amount

Yield to Maturity:	3.274%

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Price and Yield:	98-28; 1.624%

Spread to Benchmark Treasury:	+165 bps

Make-Whole Call:	Prior to August 1, 2026 at T+25 bps

Par Call:	On or after August 1, 2026

Special Mandatory Redemption:	If the acquisition of Sensus described in the preliminary prospectus supplement has not occurred on or prior to February 15, 2017 (or in certain cases up to May 15, 2017) or, if prior to such date, the purchase agreement is terminated, 101% of principal plus accrued and unpaid interest

Change of Control:	Putable at 101% of principal plus accrued interest

CUSIP / ISIN:	98419M AJ9 / US98419MAJ99

Joint Book-Running Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

ING Financial Markets LLC

MUFG Securities Americas Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Deutsche Bank Securities Inc.

ANZ Securities, Inc.

Mizuho Securities USA Inc.

Skandinaviska Enskilda Banken AB (publ)

TD Securities (USA) LLC

The Williams Capital Group, L.P.

$400,000,000 4.375% Senior Notes due 2046

Issuer:	Xylem Inc.

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security Description:	4.375% Senior Notes due 2046

Offering Format:	SEC Registered

Principal Amount:	$400,000,000

Trade Date:	October 3, 2016

Settlement Date**:	October 11, 2016 (T+5)

Interest Payment Dates:	May 1 and November 1 of each year, commencing May 1, 2017

Maturity Date:	November 1, 2046

Coupon:	4.375%

Public Offering Price:	98.957% of the principal amount

Yield to Maturity:	4.438%

Benchmark Treasury:	2.500% due May 15, 2046

Benchmark Treasury Price and Yield:	103-14+; 2.338%

Spread to Benchmark Treasury:	+210 bps

Make-Whole Call:	Prior to May 1, 2046 at T+35 bps

Par Call:	On or after May 1, 2046

Special Mandatory Redemption:	If the acquisition of Sensus described in the preliminary prospectus supplement has not occurred on or prior to February 15, 2017 (or in certain cases up to May 15, 2017) or, if prior to such date, the purchase agreement is terminated, 101% of principal plus accrued and unpaid interest

Change of Control:	Putable at 101% of principal plus accrued interest

CUSIP / ISIN:	98419M AK6 / US98419MAK62

Joint Book-Running Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

ING Financial Markets LLC

MUFG Securities Americas Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Deutsche Bank Securities Inc.

ANZ Securities, Inc.

Mizuho Securities USA Inc.

Skandinaviska Enskilda Banken AB (publ)

TD Securities (USA) LLC

The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about October 11, 2016, which will be the fifth business day following the date of this pricing term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement of the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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